EXHIBIT 11


                          JD American Workwear, Inc.

                      Computation of Earnings Per Share


                                                            Three Months Ended
                                                                   May 31,
                                                         --------------------------
                                                            1996           1995
                                                         -----------    -----------

Net Loss                                                 $  (220,687)   $  (212,778)

Weighted average common shares outstanding                 1,607,336        875,000(1)

"Cheap" stock issued December 1994 to May 1995                              345,587
                                                         --------------------------
                                                           1,607,336      1,220,587
                                                         ==========================

Loss per share                                                 $(.14)    $     (.17)
                                                         ==========================

--------------------
<F1>  Excludes "cheap" stock issued from September of 1994 through May of 1995 which is viewed as outstanding for all periods presented.

<F2>  There is no difference between primary and fully diluted loss per share.